Exhibit 10.18

AMENDMENT NO. 2
TO THE
AGILENT TECHNOLOGIES, INC. 1999 STOCK PLAN
(Restatement, effective May 21, 2002)

Section 23 of the Agilent Technologies, Inc. 1999 Stock Plan, restated effective May 21, 2002, as amended, is hereby amended effective May 20, 2003, as follows:

     23.     Governing Law; Forum. This Plan and all determinations made and actions taken pursuant hereto shall be governed by the substantive laws, but not the choice of law rules, of the state of Delaware. Any proceeding arising out of or relating to this Plan may be brought only in the state or federal courts located in the Northern District of California. The Company and the Participants irrevocably submit to the exclusive jurisdiction of such courts in any such proceeding, waive any objection to venue or to convenience of forum, agree that all claims in respect of any proceeding shall be heard and determined only in such courts and agree not to bring any proceeding arising out of or relating to the Plan in any other court, whether inside or outside of the United States

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has executed this Amendment No. 2 to the restated Plan on the date indicated below.

Agilent Technologies, Inc.

By:	/s/ D. Craig Nordlund

Name:	D. Craig Nordlund

Title:	Senior Vice President, General Counsel and Secretary